AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1998
                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                             4841                            23-2417713
(State or other jurisdiction of      (Primary Standard Industrial            (I.R.S. Employer
      incorporation or                Classification Code Number)           Identification No.)
        organization)

                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA  15219
                                 (412) 562-8826


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
  Title of each class of securities to be          Proposed maximum                 Amount of
               registered                     aggregate offering price(1)      registration fee(1)
------------------------------------------------------------------------------------------------------
Debt Securities                                            ---                          ---
------------------------------------------------------------------------------------------------------
Preferred Stock (par value $.01 per share)                 ---                          ---
------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock and Class                 ---                          ---
A Common Stock (par value $.01 per share)
issuable upon conversion of any
convertible Debt Securities or Preferred
Stock(2)
-------------------------------------------------------------------------------------------------------

Class A Common Stock (par value $.01 per                   ---                          ---
 share)
-------------------------------------------------------------------------------------------------------
     TOTAL                                             $750,000,000                  $221,250
======================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). There are being registered an indeterminate number of Debt Securities, Preferred Stock and Class A Common Stock of Adelphia Communications Corporation. The aggregate public offering price of the Debt Securities, Preferred Stock and Class A Common Stock of Adelphia Communications Corporation registered hereby will not exceed $750,000,000.

(2) Consists of such indeterminate amount of Debt Securities and number of shares of such Class A Common Stock or Preferred Stock of Adelphia Communications Corporation issuable pursuant to any conversion rights which are part of the Debt Securities or Preferred Stock of Adelphia Communications Corporation sold pursuant to this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 9, 1998

Prospectus

ADELPHIA COMMUNICATIONS CORPORATION

Debt Securities
Preferred Stock
($.01 par value)
Class A Common Stock
($.01 par value)

--------------

This Prospectus relates to (i) debentures, notes and other debt securities in one or more series (the "Debt Securities") of Adelphia Communications Corporation ("Adelphia" or the "Company") which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities") of Adelphia, (ii) shares of Preferred Stock, $.01 par value (the "Preferred Stock") of Adelphia issuable in series designated by the Board of Directors of Adelphia and (iii) shares of Class A Common Stock, $.01 par value (the "Class A Common Stock" and collectively with the Debt Securities and the Preferred Stock, the "Securities") of Adelphia, which may be offered in combination or separately from time to time by the Company. The aggregate initial offering price of all of the Securities which may be sold pursuant to this Prospectus will not exceed U.S. $750,000,000 (or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia).

The Class A Common Stock is listed for trading on the NASDAQ National Market System under the symbol "ADLAC."

The rights of holders of Class A Common Stock and Class B Common Stock, $.01 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors.


The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." An accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE   COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION   NOR  HAS  THE
SECURITIES AND  EXCHANGE  COMMISSION  OR ANY STATE SECURITIES  COMMISSION
PASSED  UPON  THE   ACCURACY  OR   ADEQUACY   OF   THIS   PROSPECTUS.  ANY
REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.

----------------

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

----------------

The date of this Prospectus is _____________, 1998.


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+ OF ANY SUCH STATE.                                                           +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1998 which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation (the "Form 10-K"); (b) Adelphia's definitive proxy statement dated September 8, 1997, with respect to the Annual Meeting of Stockholders held September 29, 1997 (the "Proxy Statement"); (c) Adelphia's Current Report on Form 8-K for the event dated June 29, 1998; and (d) the descriptions of the Company's Common Stock contained in the registration statements filed under Section 12(g) of the Exchange Act, including any amendments or reports for the purpose of updating such descriptions.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from E. Hartman, Director of Finance, Adelphia Communications Corporation, Main at Water Street, Coudersport, PA 16915, telephone number 814-274-9830.

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                  THE COMPANY

     Adelphia Communications Corporation ("Adelphia" and, collectively with its subsidiaries, the "Company") is a leader in the telecommunications industry with cable television operations and competitive local exchange telephony operations. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

     Cable systems owned by the Company (the "Company Systems") are located in twelve states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets.

     The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas Family"), have substantial ownership interests in the Managed Partnerships.

     The Company, through its 66% owned subsidiary Hyperion Telecommunications, Inc. ("Hyperion"), owns and operates one of the largest facilities based Competitive Local Exchange Carriers ("CLEC") in the United States based on route miles and buildings connected. Hyperion designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities.

     The Company also owns a 50% voting interest and nonvoting Preferred Limited Partnership ("PLP") interests entitling the Company to a 16.5% preferred return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. (together with its subsidiaries, "FPL Group"). FPL Group is one of the largest public utility holding companies in the United States supplying, through its principal subsidiaries, electric service throughout most of the east and lower west coasts of Florida.

     Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.


Recent Developments

     Information set forth in the foregoing section of the Prospectus is as of the date of this Prospectus. For recent developments regarding the Company as well as other information contained in this Prospectus, reference is made to the future filings by the Company under the Exchange Act and to the Prospectus Supplement accompanying this Prospectus.

                                  RISK FACTORS



In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the securities offered hereby.

Substantial Leverage

  The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At March 31, 1998, the Company's total indebtedness aggregated approximately $2,909,745,000, which included approximately $864,258,000 of subsidiary bank, institutional and other debt, $465,213,000 of Hyperion public debt and approximately $1,580,274,000 of indebtedness of the parent company. The Company's total debt has varying maturities to 2008, including an aggregate of approximately $1,078,600,000 maturing on or prior to March 31, 2003. The Company has maintained its public long-term debt at the holding company level and at Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, at March 31, 1998 Adelphia had $148,062,000 and Hyperion had $207,204,000 of redeemable exchangeable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.


Net Losses and Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency)

  The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at March 31, 1998 was ($1,315,865,000). The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $119,894,000, $130,642,000 and $192,729,000 for
the years ended March 31, 1996, 1997 and 1998, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  For the years ended March 31, 1997 and March 31, 1998, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $61,848,000 and $113,941,000, respectively. However, such amounts reflect non-cash charges totaling $165,426,000 and $182,471,000, respectively, consisting of depreciation, amortization, and non-cash interest expense on certain indebtedness of the Company and Hyperion preferred stock dividends. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates, and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

Voting Control and Disparate Voting Rights

  As of March 31, 1998, the Rigas Family beneficially owned 10,846,544 shares, or 99.1%, of Adelphia's Class B Common Stock and 6,888,804 shares, or 34.4%, of Adelphia's outstanding Class A Common Stock. On a combined basis, these shares represented 57.2% of the total number of outstanding shares of both classes of Common Stock and 89.1% of the total voting power of both classes. Assuming conversion of the 8% Series C Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") held by the Rigas Family, family members would have held as of March 31, 1998 16,322,766 shares, or 55.4%, of Adelphia's Class A Common Stock and would have held 67.2% of the total number of shares and 89.8% of the total voting power of both classes of Common Stock. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement, John J. Rigas and members of his family have the power to elect all seven directors subject to election by both classes on a combined basis, which directors constitute seven of the eight members of the Board of Directors of Adelphia. (The holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors.) Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers.


Holding Company Structure; Restrictive Covenants

  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indentures governing the 8 1/8% Senior Notes due 2003 (the "8 1/8% Notes"), the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8%
Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2% Notes"), the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the

9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to the Company in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At March 31, 1998, the total amount of long-term debt of such subsidiaries was $1,329,471,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia. There are similar restrictions under other institutional debt of the Company's subsidiaries.


Potential Conflicts of Interest

  The Rigas Family holds substantially all of Adelphia's Class B Common Stock and 89.1% of the combined voting power of both classes of Adelphia's outstanding Common Stock (89.8% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which Adelphia's Public Debt was issued and the Indenture under which the Notes will be issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Proxy Statement.


Competition

  The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). In addition, some of the

Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company.

  In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent local exchange carrier ("LEC") serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the 1996 Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as Hyperion, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including Hyperion, could be materially and adversely affected.

  The 1996 Act also establishes procedures under which the RBOCs can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the Federal Communications Commission (the "FCC") authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major Inter-Exchange Carriers ("IXCs"), which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.

  There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of Hyperion's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion. Hyperion also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and TCI also recently announced that they will merge. Although Hyperion has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

  Many of Hyperion's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

  See "Business--Competition" and "--Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K.


Need for Additional Financing

  The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.


Regulation in the Telecommunications Industry

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the FCC adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K.

No Dividends Paid or to Be Paid

     Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for Adelphia's Public Debt contain covenants which limit Adelphia's ability to pay such dividends.

Shares Eligible for Future Sale

     As of March 31, 1998, 20,043,528 shares of Class A Common Stock, 10,944,476 shares of Class B Common Stock, each share of which is presently convertible into a share of Class A Common Stock, and 100,000 shares of Convertible Preferred Stock, each share of which is presently convertible into approximately
117.9245 shares of Class A Common Stock, were outstanding. As of that date, the Rigas Family beneficially owned 10,846,544 shares of Class B Common Stock, 6,888,804 shares of Class A Common Stock and 80,000 shares of Convertible Preferred Stock. Pursuant to various registration rights agreements, the Rigas Family has the right, subject to certain limitations, to require Adelphia to register substantially all of these shares including Class A Common Stock issuable upon conversion of the Class B Common Stock and the Convertible Preferred Stock. In addition to the shares of Class A Common Stock which may be offered hereby, Adelphia has filed a registration statement for Booth American Company which as of March 24, 1998 owned 3,571,428 shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock including sale by any pledgees of such shares could adversely affect the market price of the Class A Common Stock and could impair Adelphia's ability in the future to raise capital through an offering of its equity securities.



Forward Looking Statements

  The statements contained in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private
Securities Litigation Reform Act of 1995), which statements can be identified by the use of forward-looking terminology such as "believes," "expects,"
"may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Certain information included or incorporated by reference in this Prospectus, including "Management's

Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.





        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover fixed charges and preferred stock dividends (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest and
(ii) fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                              Fiscal Year Ended March 31,
----------------------------------------------------------------------------------------
              1994          1995          1996          1997         1998
              ----          ----          ----          ----         ----
               __            __            __            __           __

For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $65,997,000, $69,146,000, $78,189,000, $61,848,000, and $113,941,000, respectively.


                                    DILUTION

     The net tangible book value of the Company's Common Stock as of March 31, 1998 was a deficit of $(2,010,969,000) or approximately $(64.90) per share. Net tangible book value per share represents the amount of the Company's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by 30,988,004 shares of Common Stock outstanding. Purchasers of the Class A Common Stock will have an immediate dilution of net book value as described in the applicable Prospectus Supplement.

                                USE OF PROCEEDS

          Unless otherwise specified in the applicable Prospectus Supplement, Adelphia intends to apply the net proceeds from the sale of the Securities to which this Prospectus relates to its general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness and other purposes. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's indebtedness.


                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Senior Debt Securities are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as supplemented or amended, the "Senior Indenture"), between the Company and an institution that will be named in the applicable Prospectus Supplement, as trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as supplemented or amended, the "Subordinated Indenture" and together with the Senior Indenture, the "Indentures"), between the Company and an institution that will be named in the applicable Prospectus Supplement, as trustee (the "Subordinated Trustee" and together with the Senior Trustee, the "Trustees"). This summary of certain terms and provisions of the Debt Securities and the Indentures is not necessarily complete, and reference is hereby made to the copy of the form of the Indentures which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indentures are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

General

     The Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a committee thereof. Unless otherwise specified in the applicable Prospectus Supplement, each series of Senior Debt Securities will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. Each series of Subordinated Debt Securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture and the Supplemental Indenture relating thereto. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indentures, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of each series of Debt Securities: (i) the title of the Debt Securities and whether such series constitutes Senior Debt Securities or Subordinated Debt Securities; (ii) any limit upon the aggregate principal amount of the Debt Securities; (iii) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof or the right, if any, of the Company to defer payment of principal; (iv) the rate or rates, if any, at which the Debt Securities shall bear interest (including reset rates, if any, and the method by which any such rate will be determined), the Interest Payment Dates on which any such interest shall be payable and the right, if any, of the Company to defer any interest payment; (v) the place or places where, subject to the terms of the Indenture as described below under "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable ("Place of Payment") and where, subject to the terms of the Indenture as described below under "--Denominations, Registration and Transfer," the Company will maintain an office or agency where Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be made; (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company pursuant to any sinking fund or otherwise; (vii) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which any Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Debt Securities shall be payable, or in which the Debt Securities shall be denominated; (x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Indenture with respect to the Debt Securities; (xi) if other than the principal amount thereof, the portion of the principal amount of Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof; (xii) any additions or changes to the Indenture with respect to a series of Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Debt Securities and the manner in which such amounts will be determined; (xiv) subject to the terms described under "--Global Debt Securities," whether the Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary for such Global Securities; (xv) the appointment of any trustee, registrar, paying agent or agents; (xvi) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Debt Securities into Preferred Securities or other securities; (xvii) whether the defeasance and covenant defeasance provisions described under "--Satisfaction and Discharge; Defeasance" shall be inapplicable or modified; (xviii) any applicable subordination provisions in addition to those set forth herein with respect to Subordinated Debt Securities; and (xix) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material U.S. federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of Debt Securities, certain material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

Denominations, Registration and Transfer

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date ("Original Issue Date"), stated maturity ("Stated Maturity") and bearing the same interest rate.

     Each series of Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Trustee of each series of Debt Securities as Securities Registrar for such series under the Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption, neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of Debt Securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Debt Securities so selected for redemption, except, in the case of any Debt Securities being redeemed in part, any portion thereof not to be redeemed.

Global Debt Securities

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Debt Security may not be transferred except as a whole by the depositary for such Global Debt Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Debt Security, and the deposit of such Global Debt Security with or on behalf of the applicable depositary, the depositary for such Global Debt Security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Debt Security to the accounts of persons that have accounts with such depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through Participants.

Ownership of beneficial interests in such Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     So long as the depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest on individual Debt Securities represented by a Global Debt Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Debt Security representing such Debt Securities. None of the Company, or the Trustee, any paying agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Debt Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debt Security for such Debt Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if the depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Debt Security representing such series of Debt Securities. In addition, unless otherwise specified in the applicable Prospectus Supplement, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Debt Securities and, in such event, will issue individual Debt Securities of such series in exchange for such Global Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Debt Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the depositary for such Global Debt Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Debt Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Debt Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. The applicable Prospectus Supplement may specify other circumstances under which individual Debt Securities may be issued in exchange for the Global Debt Security representing any Debt Securities.

Payment and Paying Agents

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Debt Securities will be made at the office of the Trustee in New York or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Debt Securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person or entity entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Debt Securities will be made to the person or entity in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest ("Defaulted Interest"). The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however, the Company will at all times be required to maintain a paying agent in each Place of Payment for each series of Debt Securities.

     Any moneys deposited with the Trustee or any paying agent, or held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company or released from such trust, as applicable, and the holder of such Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Option to Defer Interest Payments or to Pay-in-Kind

     If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of any series of Debt Securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the final installment of principal of such series of Debt Securities. If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of any series of Debt Securities, to make payments of interest by delivering additional Debt Securities of such series of Debt Securities. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

Subordination

     Except as set forth in the applicable Prospectus Supplement, the Subordinated Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. If (i) the Company defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Subordinated Debt Securities cease) is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Subordinated Debt Securities.

     Except as set forth in the applicable Prospectus Supplement, the Subordinated Indenture provides that in the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or (iv) any other marshaling of the assets of the Company, all present and future Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshaling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of Subordinated Debt Securities. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Indenture, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Subordinated Debt Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Subordinated Debt Securities by any act or failure to act on the part of the Company.

     The term "Senior Indebtedness" is defined as the principal, premium, if any, and interest on (i) all indebtedness of the Company, whether outstanding on the date of the issuance of Subordinated Debt Securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which the Company is responsible or liable as guarantor or otherwise and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to Subordinated Debt Securities. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

     Except as provided in the applicable Prospectus Supplement, the Subordinated Indenture for a series of Subordinated Debt does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 1998, Senior Indebtedness of the parent Company aggregated approximately $1,580,274,000. In addition, because the Company is a holding company, the Subordinated Debt Securities are effectively subordinated to all existing and future liabilities of the Company's subsidiaries.

Modification of Indentures

     From time to time, the Indentures may be modified by the Company and the Trustees without the consent of any holders of any series of Debt Securities with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture, (ii) to qualify, or maintain the qualification of, the Indentures under the Trust Indenture Act and
(iii) to make any change that does not materially adversely affect the interests of any holder of such series of Debt Securities. In addition, under the Indentures, certain rights, covenants and obligations of the Company and the rights of holders of any series of Debt Securities may be modified by the Company and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of such series of outstanding Debt Securities; but no extension of the maturity of any series of Debt Securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of such series of Debt Securities, other modification in the terms of payment of the principal of, or interest on, such series of Debt Securities, or reduction of the percentage required for modification, will be effective against any holder of such series of outstanding Debt Securities without such holder's consent.

     In addition, the Company and the Trustees may execute, without the consent of any holder of the Debt Securities, any supplemental Indenture for the purpose of creating any new series of Debt Securities.

Events of Default

     The Indentures provide that any one or more of the following described events with respect to a series of Debt Securities that has occurred and is continuing constitutes an "Event of Default" with respect to such series of Debt
Securities:

     (i) failure for 60 days to pay any interest or any sinking fund payment on such series of the Debt Securities when due (subject to the deferral of any due date in the case of an Extension Period); or

     (ii) failure to pay any principal or premium, if any, on such series of the Debt Securities when due whether at maturity, upon redemption, by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice has been given to the Company from the Trustee or the holders of at least 25% in principal amount of such series of outstanding Debt Securities; or

     (iv) default resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

     (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in outstanding principal amount of such series of Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee of such series. The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Debt Securities may declare the principal due and payable immediately upon an Event of Default. The holders of a majority in aggregate outstanding principal amount of such series of Debt Securities may annul such declaration and waive the default if the default

(other than the non-payment of the principal of such series of Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee of such series.

     The holders of a majority in outstanding principal amount of a series of Debt Securities affected thereby may, on behalf of the holders of all the holders of such series of Debt Securities, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee of such series) or a default in respect of a covenant or provision which under the related Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series of Debt Securities. The Company is required to file annually with the Trustees a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indentures.

     In case an Event of Default shall occur and be continuing as to a series of Debt Securities, all of which are held by the Trust, the Trustee of such series will have the right to declare the principal of and the interest on such Debt Securities, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Debt Securities.

     No holder of any Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made written request and offered reasonably indemnity to the Trustee of such series to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such class a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

Consolidation, Merger, Sale of Assets and Other Transactions

     Unless otherwise indicated in the applicable Prospectus Supplement, the Indentures provide that the Company shall not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture; and (ii) immediately before and after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

     Unless otherwise indicated in the applicable Prospectus Supplement, the general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

Satisfaction and Discharge; Defeasance

     The Indentures provide that when, among other things, all Debt Securities not previously delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Debt Securities not previously delivered to the Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

     The Indentures provide that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to any series of Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee ("defeasance") or (b) to be released from its obligations with respect to certain covenants, ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding Debt Securities of such series. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will not be subject to any sinking fund requirements.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Debt Securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption, and Debt Securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the Debt Securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debt Securities to be redeemed at such holder's registered address. Unless the Company defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Debt Securities or portions thereof called for redemption.

Conversion or Exchange

     If and to the extent indicated in the applicable Prospectus Supplement, the Debt Securities of any series may be convertible or exchangeable into other Securities. The specific terms on which Debt Securities of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of other securities to be received by the holders of Debt Securities would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

Certain Covenants

     The Indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of Debt Securities. If and to the extent indicated in the applicable Prospectus Supplement, these covenants may be removed or additional covenants added with respect to any series of Debt Securities.

Governing Law

     The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

     Each Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, each Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Each Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if such Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


                          DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are incorporated herein by reference.

  Adelphia's authorized capital stock consists of 200,000,000 shares of Class A Common Stock, par value $.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

  Dividends.   Holders of Class A Common Stock and Class B Common Stock are
entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over Common Stock as to dividends. No dividend may be declared or paid in cash or property on either class of Common Stock, however, unless simultaneously a dividend is paid on the other class of Common Stock as follows. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B Common Stock. In the event of a property dividend, holders of each class of Common Stock are entitled to receive the same value per share of Common Stock outstanding. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in Class A Common Stock) as the holders of Class B Common Stock receive (payable in Class B Common Stock). Adelphia is limited in its ability to pay cash dividends on Common Stock under its outstanding long-term loan agreements. See Note 3 to the Adelphia Communications Corporation consolidated financial statements in the Form 10-K.

  Voting Rights.   Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B Stock have sufficient voting power to elect the remaining six members of the seven-member Board of Directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of Common Stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the Common Stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of the Class B are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

  Other Provisions.   Each share of Class B Common Stock is convertible at the
option of its holder into one share of Class A Common Stock at any time. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

  The 5,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's Board of Directors may authorize without further action by Adelphia's stockholders, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of Preferred Stock - 8 1/8% Series C Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock") and 13% Cumulative Exchangeable Preferred Stock, par value $.01 per share ("Exchangeable Preferred Stock"), Series B. In connection with the foregoing designations, the maximum number of shares authorized of Convertible Preferred Stock and Exchangeable Preferred Stock is 100,000 shares and 1,500,000 shares, respectively.

  Convertible Preferred Stock.      The Convertible Preferred Stock accrues
cumulative dividends at the rate of 8 1/8% per annum, or $81 1/4 per share of the Convertible Preferred Stock per annum. The

Convertible Preferred Stock has a liquidation preference of $1,000 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of the Convertible Preferred Stock are entitled to receive the liquidation preference for the Convertible Preferred Stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia. The Convertible Preferred Stock ranks pari passu with the Exchangeable Preferred Stock and ranks senior to the Common Stock of the Company with respect to dividends and liquidation.

  Each share of Convertible Preferred Stock is convertible based upon its stated liquidation preference into shares of the Class A Common Stock of the Company at any time at the election of the holder thereof at a conversion price of $8.48 per share of Adelphia Class A Common Stock (or approximately 117.9245 shares of the Class A Common Stock per share of Convertible Preferred Stock). The conversion price is subject to adjustment if Adelphia pays a dividend in shares of Class A Common Stock or subdivides, combines or reclassifies the shares of Class A Common Stock or distributes rights to purchase Common Stock or makes certain other distributions to holders of Common Stock. The Convertible Preferred Stock is not be entitled to vote in the election of directors of the Company or upon any other matter (except as provided by law), unless a Voting Rights Triggering Event with respect to the Convertible Preferred Stock occurs, in which case the Board of Directors will be expanded by two seats, which shall then be elected by the holders of the Convertible Preferred Stock. The Convertible Preferred Stock is not subject to mandatory redemption.

  The Convertible Preferred Stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at 104%, 102% and 100% of the liquidation preference of the Convertible Preferred Stock plus accrued dividends in the years beginning August 1, 2000, 2001 and 2002 and thereafter, respectively.

  Cumulative Exchangeable Preferred Stock. The shares of Exchangeable Preferred Stock are redeemable at the option of the Company, on or after July 15, 2002. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable Preferred Stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually, commencing on January 15, 1998.

  The rights of holders of shares of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of Preferred Stock that may be designated and issued in the future.

Transfer Agent

  The Transfer Agent and Registrar for the Class A Common Stock and the Exchangeable Preferred Stock is American Stock Transfer & Trust Company.

                              BOOK ENTRY ISSUANCE


     Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.



     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.



     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.



     DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.



     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.



     Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).



     Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.



     DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).



     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believe to be accurate, but the Company assumes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the Company at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of

Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

     The Company may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company.

  Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

  Each series of Securities will be a new issue and, other than the Class A Common Stock, which is listed on the NASDAQ National Market, will have no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Company will not be obligated to list any series of Securities on an exchange or otherwise. No assurances can be given as to the liquidity of the trading market for any of the Securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.



                                 LEGAL MATTERS



     The validity of the Securities will be passed upon by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Any required information regarding ownership of the Company's securities by lawyers of such firm will be contained in the applicable Prospectus Supplement. If the Securities are underwritten, the applicable Prospectus Supplement will also set forth whether and to what extent, if any, the validity of the Securities will be passed upon by a law firm for the underwriters.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements and the related financial statement schedules of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Adelphia since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                      -----------------------------------

                               Table of Contents
                                                                        Page
                                                                        ----
Available Information...................................................  2
Incorporation of Certain Documents by
   Reference............................................................  2
The Company.............................................................  3
Risk Factors............................................................  4
Ratio of Earnings to Fixed Charges
   and Preferred Stock Dividends........................................ 10
Dilution................................................................ 10
Use of Proceeds......................................................... 11
Description of Debt Securities.......................................... 11
Description of Capital Stock............................................ 20
Book Entry Issuance..................................................... 22
Plan of Distribution.................................................... 24
Legal Matters........................................................... 26
Experts................................................................. 26



                                Debt Securities
                               Preferred Stock
                               ($.01 par value)
                             Class A Common Stock
                                ($.01 par value)

                            ADELPHIA COMMUNICATIONS
                                 CORPORATION



Prospectus


Dated ____________, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.*

                                                                          AMOUNT
SEC filing fee........................................................  $221,250
Trustee fees..........................................................    10,000
Blue Sky fees and expenses............................................    20,000
Legal fees and expenses...............................................   200,000
Accounting fees and expenses..........................................   150,000
Printing and engraving expenses.......................................   150,000
Miscellaneous expenses................................................    50,000
----------------------                                                  --------

Total.................................................................  $801,250

*All amounts are estimated except for the SEC filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

     Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


Exhibit No.                         Reference
-------------                       ---------

4.01                The Certificate of Incorporation of Adelphia            Incorporated herein by reference
                    Communications Corporation                              is Exhibit 3.01 to Registrant's
                                                                            Current Report on Form 8-K dated
                                                                            July 24, 1997.  (File No. 0-16014)

4.02                Bylaws of Adelphia Communications Corporation           Incorporated herein by reference
                                                                            is Exhibit 3.02 to Registrant's
                                                                            Annual Report on Form 10-K for
                                                                            the fiscal year ended March 31,
                                                                            1994.  (File No. 0-16014)
4.03*               Form of Senior Debt Indenture between Adelphia
                    Communications Corporation and

4.04*               Form of Subordinated Debt Indenture between Adelphia
                    Communications Corporation and

5.01*               Opinion of Buchanan Ingersoll Professional Corporation

12.01               Computation of Ratio of Earnings to Combined Fixed      Filed herewith.
                    Charges and Preferred Stock Dividends

23.01               Consent of Deloitte & Touche LLP                        Filed herewith.

23.02*              Consent of Buchanan Ingersoll Professional
                    Corporation (included in Exhibit 5.01)

24.01               Power of Attorney (included on the signature page of    Filed herewith.
                    the Registration Statement)

* - to be filed by amendment

ITEM 17.  UNDERTAKINGS

     (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Request for Acceleration of Effective Date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Trust Indenture Application.

     The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 8th day of July, 1998.

                                    ADELPHIA COMMUNICATIONS CORPORATION

                                    By: /s/ Timothy J. Rigas
                                        --------------------
                                    Timothy J. Rigas, Executive Vice President

     Known All Men By These Presents that each person whose signature appears below constitutes and appoints John J. Rigas, Timothy J. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Committee, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                                    TITLE                                     DATE
 /s/ John J. Rigas              Chairman, President and Chief Executive Officer               July 8, 1998
------------------------------
  JOHN J. RIGAS

 /s/ Michael J. Rigas           Executive Vice President and Director                         July 8, 1998
------------------------------
  MICHAEL J. RIGAS

 /s/ Timothy J. Rigas           Executive Vice President, Chief Financial Officer,            July 8, 1998
------------------------------  Chief Accounting Officer, Treasurer and Director
  TIMOTHY J. RIGAS

   /s/ James P. Rigas           Executive Vice President and Director                         July 8, 1998
------------------------------
  JAMES P. RIGAS

  /s/ Daniel R. Milliard        Senior Vice President, Secretary and Director                 July 8, 1998
------------------------------
  DANIEL R. MILLIARD

/s/ Perry S. Patterson          Director                                                      July 8, 1998
------------------------------
PERRY S. PATTERSON

 /s/ Pete J. Metros             Director                                                      July 8, 1998
------------------------------
  PETE J. METROS

                                Director
------------------------------
  DENNIS P. COYLE

                                 EXHIBIT INDEX

Exhibit No.                       Reference
-------------                     ---------
4.01                The Certificate of Incorporation of Adelphia            Incorporated herein by reference
                    Communications Corporation                              is Exhibit 3.01 to Registrant's
                                                                            Current Report on Form 8-K dated
                                                                            July 24, 1997.  (File No. 0-16014)
4.02                Bylaws of Adelphia Communications Corporation           Incorporated herein by reference
                                                                            is Exhibit 3.02 to Registrant's
                                                                            Annual Report on Form 10-K for
                                                                            the fiscal year ended March 31,
                                                                            1994.  (File No. 0-16014)
4.03*               Form of Senior Debt Indenture between Adelphia
                    Communications Corporation and

4.04*               Form of Subordinated Debt Indenture between Adelphia
                    Communications Corporation and

5.01*               Opinion of Buchanan Ingersoll Professional Corporation

12.01               Computation of Ratio of Earnings to Combined Fixed      Filed herewith.
                    Charges and Preferred Stock Dividends

23.01               Consent of Deloitte & Touche LLP                        Filed herewith.

23.02*              Consent of Buchanan Ingersoll Professional
                    Corporation (included in Exhibit 5.01)

24.01               Power of Attorney (included on the signature page of    Filed herewith.
                    the Registration Statement)

* - to be filed by amendment